EXHIBIT 10.1

Vision Technologies, Inc.
Dixieland, Incorporated

LEASE AGREEMENT

THIS LEASE, dated as of August 9, 2011 is between DIXIELAND, INCORPORATED, an Arkansas corporation, with its principal address at 700 S.E. 5th Street, Suite 40, Bentonville, Arkansas 72712, hereinafter referred to as "Lessor", and VISION TECHNOLOGIES, INC., a Delaware corporation, with its principal address at 609 West Dyke Road, Rogers, Arkansas 72756, hereinafter referred to as "Lessee".

WITNESSETH

WHEREAS, Lessor is the owner, in fee simple, of real property located at 700 SE 5th Street, Bentonville, Arkansas.

WHEREAS, Lessee desires to lease from Lessor, together with all appurtenances, a portion of the building located at 700 SE 5th Street, Bentonville, Arkansas, such portion containing approximately 9,984 square feet of office and production space, designated as Suite 2, as shown on the floor plan, "Exhibit A", attached hereto, hereinafter referred to as (the "Premises").

NOW, THEREFORE, in consideration of the rent and covenants herein reserved and contained on the part of Lessee to be paid, performed and observed, Lessor does hereby demise and lease unto Lessee, its successors and assigns, the Premises; this Lease being executed upon the following terms and conditions:

1.   RENT:

A. RATE:

Year One: Lessee shall pay Lessor rent at the rate of Nine Dollars and Fifty Cents ($9.50) per square foot of leased space per year, which equals to Ninety Four Thousand Eight Hundred and Forty Eight Dollars ($94,848.00) for the first year. Rent shall be paid in advance, in monthly installments of Seven Thousand Nine Hundred and Four Dollars, ($7,904.00) per month, which shall be due on the first day of each month.

First and last months rent shall be paid upon execution of this lease, in the amount of Fifteen Thousand Eight Hundred and Eight Dollars ($15, 808.00).

Year Two: Rent shall increase to Eleven Dollars and Fifty Cents ($11.50) per square foot of leased space per year, which equals to One Hundred Fourteen Thousand Eight Hundred and Sixteen Dollars ($114,816.00) per year, which shall be paid in advance, in monthly installments of Nine Thousand Five Hundred and Sixty Eight Dollars ($9,568.00) per month which shall be due on the first day of each month.

Lessee desires, at a future date, to lease additional space, including a dock area, which is shown as "Phase 2" on "Exhibit B " of this document. Lessor agrees to build out, at its own expense, the space, in such manner as detailed in Section 3. Rent on this space shall be at the rate of $11.50 per square foot per year. An Addemdum to this Lease will be executed at such time.

B.
ESCALATIONS: The annual rent shall be subject to adjustment beginning on the second anniversary of the date of Lease commencement and thereafter each year of the Lease term as follows:

The basis for computing the adjustment is the Consumer Price Index, published by the United States Department of Labor, Bureau of Labor Statistics ("Index"), which is in effect on the date of the commencement of the term ("Beginning Index"). The Index published most immediately preceding the adjustment date in question ("Extension Index") is to be used in determining the amount of the adjustment. If the Extension Index has increased over the Beginning Index, the monthly rent for the following year shall be set by multiplying the monthly rent by a fraction, the numerator of which is the Extension Index and the denominator of which is the Beginning Index. In no case shall the annual rent be less than the annual rent set forth in this paragraph 1.

If the Index is changed so that the base year differs from that in effect when the term1 commences, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

C.
PROPERTY TAXES: The rent shall be subject to increase at such time as the real estate taxesfor a particular year exceed the taxes assessed for the commencement year of this lease by more than twenty five percent (25%). In that event, rent shall be increased by a pro rata share of the increase in the real estate taxes.

D.	SECURITY DEPOSIT: No security deposit is required. Lessee shall pay its first month's rent in advance, upon execution of this Lease by both parties.

E.
PRO RATA OF RENT: Occupancy of the Premises shall occur in two phases, the first of which consists of 9,984 square feet and shall commence on September 1, 2011. Occupancy of the second phase, consisting of 2,557 square feet, shall commence no later than December 1, 2011. Rent shall be paid in proportion to the area occupied.

2.   LEASE TERM:

The term of this Lease shall commence on September 1, 2011. The term shall be twenty four months (2 years) and shall terminate on August 31, 2013 unless earlier terminated by Lessor pursuant to an event of default or otherwise under this Lease (e.g. condemnation).

Renewal Option: Lessee shall have the option to renew the lease for two (2) additional three (3) year terms. Intent to exercise the renewal option shall be given in writing to the Lessor not less than six (6) months prior to the expiration of the lease term.

3.   TENANT IMPROVEMENTS:

The following tenant improvements, which are detailed on the attached blueprint labeled "Exhibit B ", shall be completed as detailed below. These improvements shall be completed in two phases.

Phase One, to be complete by August 30, 2011

1.
Carpet shall be removed from "Room 240, Production Area", "Room 212 Engineering Lab", "Room 237, Parts" and "Room 238, Inventory". These floors will be painted with a durable paint. Color to be determined by Lessee.

2.	A conference room labeled "Room 210" shall be constructed.

3.	Construct office to left of reception area, labeled as "Executive Office 203", including an exterior window.

4.	Wall and door shall be removed in "Room 221, Collins Office". Existing floor covering will remain.

5.	Repair existing lighting to "Room 240, Production Area" as ensure lights are operating "as new".

6.
The room currently used for exercise equipment shall be divided to create three offices and a hallway. The exercise equipment shall be put in temporary storage until "Phase 2" is completed. All existing exercise equipment shall remain as property of the Lessor.

7.	Existing interior finishes in all areas shall remain. Touch-up painting on walls shall be w-completed as necessary.

•	The above work shall be executed by employees of Lessor at the direction of Lessor.

•	Lessor shall pay for material for above listed work.

Phase 2, to be commence on or about January 1, 2012

1.	Work in this area can not be completed until the current tenant, "Li & Fung", is relocated.

2.	The double door into "Room 241" shall be eliminated. Existing interior finishes and conditons shall remain.

3.	Walls in "Room 242, Dock" shall be drywall, metal panel or CMU, floor shall be bare concrete.

4.
USE: The Premises are leased to Lessee for general office and light manufacturing uses which may be permitted by law, and Lessee covenants and agrees with and unto Lessor that the Premises will be used for those purposes and those related solely to the Lessee and no other, except with the prior written consent of Lessor. Lessee shall be entitled to unrestricted use of the Premises twenty-four (24) hours a day, seven (7) days per week, three hundred sixty five (365) days per year. Lessee agrees to pay to Lessor, on demand, any increases in fire insurance premiums on the building in which the Premises are located which Lessor may be required to pay thereon which result directly from Lessee's specific use of the Premises, and Lessee will not do or permit to be done anything within Lessee's control which would make the Premises, or the improvements thereon, uninsurable in whole or in part. Lessee further agrees that Lessee shall maintain a posted no smoking policy inside the building on which the Premises are located at all times.

5.   REPAIRS:

(a)   Lessee shall keep and not misuse the Premises so that they may be returned to Lessor in as good order and condition as when delivered to Lessee, excepting ordinary wear and tear, damage by fire, vandalism, the elements and casualty, and damage due to any cause or happening not occasioned by the negligence of Lessee. Lessor shall maintain, repair and replace as necessary the plumbing, heating, ventilating and air conditioning equipment, lighting and other electrical and mechanical equipment, sprinkler system, glass, damage by vandals, and make all other repairs or replacements which Lessee is not hereby required to make, that is due to any cause or happening not occasioned by the negligence of Lessee,

(b)   Lessor shall maintain (including painting as necessary), repair and replace as necessary, the exterior of the building including the roof, exterior walls, drains, eaves, troughs, down spouts, gutters, and provide lateral support and make all structural repairs to the building. Lessor shall also maintain, repair and replace as necessary, the improvements and the lands which are a part of and used in connection with the Premises, including but not limited to ditches, drains, sewers, utility lines, driveways, sidewalks, parking areas, landscaping and fencing.

6.
EASEMENTS / PARKING: The enjoyment and use of all entrances, exits, approaches and means of entrance and approach, and of light and air now existing in favor of the Premises shall not be interfered with or interrupted by any act or assent of Lessor during the term of this Lease. Lessee, its employees and invitees may park in the parking lot adjoining the building on which the Premises are located, but Lessee acknowledges that spaces may not be assigned and that the parking lot may or may not be lighted. Lessor warrants that Lessee shall have use of twenty five (25) parking spaces but that the parking spaces shall not be assigned and may not be directly in front of the premises.

7.
ASSIGNMENT: Lessee shall have the right at any time sublease or assign any or all of the Premises to any affiliate or successor company, provided its use is of similar nature, whether by merger or consolidation. Tenant shall further have the right to sublet all or any portion of Lessee's Premises to any company, after securing Lessor's written approval which shall not be unreasonably withheld, conditioned or delayed. All rights, privileges and obligation of the lease are assumable by any subsidiary, successor, assignee or subtenant. Under no circumstances shall any assignment or sublet by Lessee release Lessee from any obligations of this Lease.

8.	NEGATIVE COVENANTS: Lessee will not consent to any use of the Premises which shall be contrary to any valid ordinance or bylaw of the municipality for the time being in force.

9.
COVENANTS BY LESSOR: Lessor covenants and agrees that the possession of the Premises will be delivered to Lessee upon the commencement of the term of this Lease free from all tenancies and occupancies, and free from all orders, notices and violations filed or entered by any public or quasi-public authority, and free from complaints or reports of violations, noted or existing in or filed with any federal, state, county, municipal or any other local authority. If any such orders, notices or violations be filed during the term of this Lease, Lessor will comply therewith, or will cause such orders, notice or violations to be vacated unless they are occasioned by a use of the Premises not authorized herein.

10. ENVIRONMENTAL:

(a)   Lessor represents and warrants that the property is, and, to the best of Lessor's knowledge, all prior operations have been, in compliance with all applicable federal, state, and local environmental laws, regulations, or ordinances ("Environmental Laws").

(b)   Lessor represents and warrants that the property does not contain, to the best of Lessor's knowledge, any other hazardous wastes, hazardous substances, or toxic substances as defined under applicable Environmental Laws which could affect or impair Lessee's use of or operations at the property or the health or safety of Lessee's employees.

(c)   Lessee represents and warrants that it will comply with all specifically applicable Environmental Laws in connection with its use of or operations at the property.

(d)   Lessee warrants and agrees that it will indemnify and hold Lessor harmless from any claim to which Lessor may be subjected to the extent such claim results from Lessee's breach of any of its representations or warranties.

(e)   Lessor warrants and agrees that it will indemnify and hold Lessee harmless from any claim to which Lessee may be subjected to the extent such claim results from Lessor's breach of any of its representations or warranties.

11.
VIEWING PREMISES: Lessor may during the term at reasonable times, and following reasonable prior notice to Tenant, enter to view the Premises and may, within three (3) months before the expiration of the said term, show the said Premises and building to others, and affix to any suitable part of the said Premises a notice for letting or selling the Premises and keep the same affixed without hindrance or molestation.

12. INSURANCE:

(a)   Lessee, at its own expense, shall carry comprehensive public liability insurance with a single minimum combined liability limit of $1,000,000.00, and property damage limits of not less than $2,000,000.00, insuring against all liability of Lessee and its authorized representatives with Lessee's use or occupancy of the Premises. All policies representing the above insurance shall be with a reputable insurance company acceptable to Lessor, and shall name Lessor as "Additional Insured" or "Co-loss Payee", as applicable. An endorsement to each applicable insurance policy shall be delivered to Lessor to evidence that the policy or policies are in full force and effect and that Lessor is an additional insured or co-loss payee thereon. Such policies shall contain a clause that the insurer will not cancel or change the insurance without giving Lessor thirty (30) days prior written notice.

(b)   Lessee, at its own expense, shall maintain on all its personal property, Lessee's improvements and alterations, in on, or about the Premises, a policy of standard fire and extended coverage insurance.

(c)   Lessor, at its own expense, shall maintain on the building and other improvements that are part of the Premises a policy of standard fire and extended coverage insurance, to the extent of at least full replacement value.

(d)   Waiver of Subrogation: Lessor shall cause each insurance policy carried by Lessor insuring the Premises against loss by fire and causes covered by standard extended coverage, and Lessee shall cause each insurance policy carried by Lessee and insuring the Premises and its fixtures and contents against loss by fire and causes covered by standard extended coverage to be written in a manner so as to provide that the insurance company waives all right of recovery by way of subrogation against the Lessor or Lessee in connection with any loss or damage covered by any such policies. Neither party shall be liable to the other for any loss or damage caused by fire or any of the risks enumerated in standard extended coverage insurance, provided such insurance was obtainable at the time of such loss or damage.

13. FIRE AND UNSAFE BUILDING CLAUSE:

(a)   If the Premises shall be so damaged by fire, the elements, casualty, war, insurrection, riot, public disorder, act, authorized or unauthorized, on the part of any governmental authority or any cause or happening as to be substantially destroyed, then this Lease shall cease and come to an end, and any unearned rent paid in advance by Lessee shall be refunded to it.

(b)  In case of only partial damage or destruction of the Premises or of other portions of the building containing the Premises, then said Premises or other portions of said building shall be restored promptly by Lessor to their previous condition and a just proportion of the rent herein abated, according to the extent to which they have been rendered untenantable, shall abate until the said Premises shall have been so restored and put in proper condition for use and occupancy, and a just proportion of any rent paid in advance by Lessee shall be refunded to it. If Lessor shall for any reason fail to restore the Premises or other portions of said building or buildings within a reasonable time, Lessee may cancel and terminate this Lease upon giving fifteen (15) days notice in the manner herein provided and be relieved of all liability hereunder arising subsequent to the aforesaid damage to the said Premises or other portions of said building, and a just proportion of any rent paid in advance by Lessee shall be refunded to it. Lessor shall maintain fire and supplemental perils insurance coverage in an amount sufficient to comply with the aforementioned provisions of this clause,

(c)  If any authority having jurisdiction shall decide that the said building should be demolished and removed, then forthwith upon such decision being made and upon Lessee vacating the Premises, this Lease shall cease and come to an end and any unearned rent paid in advance by Lessee shall be refunded to it.

14.
RIGHTS UPON DEFAULT: If Lessee shall fail to pay rent due, by the tenth day following written notice by Lessor, or if Lessee shall neglect or fail to perform or observe any of the covenants contained herein on its part to be observed and performed for thirty (30) days after written notice by Lessor, or if Lessee shall be adjudicated bankrupt or insolvent according to law, or shall make an assignment for the benefit of creditors, then and in any of said cases Lessor may lawfully enter into and upon the said Premises or any part thereof in the name of the whole, and repossess the same as of the former estate of Lessor and expel Lessee and those claiming under and through it and remove its effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant and upon entry as aforesaid this Lease shall terminate and Lessee covenants that in case of such termination it will indemnify Lessor against all loss of rent which Lessor may incur by reason of such termination during the residue of the term above specified, should the Premises remain unrented or should they be rented for a lesser amount of rent. Lessor agrees to make commercially reasonable efforts to relet the Premises in such instance and thereby mitigate its damages resulting from any default by Lessee.

15.	TERMINATION; HOLD OVER: Notwithstanding any provision of law or any judicial decision to the contrary:

(a)   the term of this Lease shall expire on the date hereinbefore mentioned without notice being required from either party; and

(b)   in the event that Lessee remains beyond the expiration date of the term herein, it is the intention of the parties and it is hereby agreed that a tenancy from "month to month" shall arise upon all the same terms and conditions contained herein, except that the monthly rent shall be equal to one hundred twenty-five percent (125%) of the amount set forth in section 1, unless a new lease is executed.

16.
QUIET POSSESSION: Lessor herein represents that it is the fee owner of the Premises hereby leased and hereby covenants that Lessee, on paying the rent and performing all and singular the covenants and conditions of this Lease on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the Premises for the term and for the uses aforesaid, and for the term of any renewal or renewals hereof, free from molestation, eviction or destruction by Lessor, or by any other person or persons lawfully claiming the same, and that Lessor has good right to make this Lease for the full term hereby granted.

17. COSTS/SERVICES:

(a)   Taxes. Lessor shall, at its sole expense, pay all ad valorem taxes and assessments due to improvement districts or governmental bodies which may be levied, assessed or charged against the Premises by reason of the real property and the Premises leased hereunder. Lessee shall be responsible for all taxes attributable to the property of Lessee on the Premises and for the license, privilege and occupation taxes levied, assessed or charged against Lessee on account of the operation of the business from the Premises.

(b)  Utilities. Lessee shall be responsible for prompt and full payment as and when due, of all utilities including water, sewer, gas, electric, and office trash removal. Utilities shall be billed as follows.

1.)   Water, sewer, electricity and trash service shall be paid by Lessor and billed back to Lessee at a fixed rate of $0.08 per square foot of lease space per month.

2.)   Natural gas is metered directly to the Premesis and shall be paid directly by Lessee.

(c)   Janitorial. Lessor shall not be responsible for janitorial services.

18.
ALTERATIONS BY LESSEE: Only with the prior written consent of Lessor, and approval of the plans therefore (such consent and approval not to be unreasonably withheld, conditioned or delayed), Lessee shall have the right at any time during the term or any extension thereof, at its own expense, to make alterations, changes, improvements and remodeling to the Premises, provided the same shall be in conformity with the building laws of the municipality, county and state. In case of said alterations, changes, improvements and remodeling, Lessee shall be required upon the termination of the Lease or any extension thereof to restore the Premises to their original condition, unless Lessor otherwise agrees at the time the alterations are approved.

19.
FIXTURES: All movable partitions, fixtures, floor covering, or equipment installed in the Premises at Lessee's expense shall remain the property of Lessee and may be removed by Lessee. Lessee shall, however, repair any damage caused directly and exclusively by said removal.

20.
SIGNS: Lessee may install, at its own expense, an identifying sign on the exterior of the building provided such sign is in conformity with city and state ordinances. Lessee shall be responsible for maintenance of its sign and for removal of the same and any damage caused thereby at the end of the Lease term.

21.
CONDEMNATION: In the event the Premises or any part thereof are taken or condemned by a temporary or permanent public or quasi-public use so as to interfere with Lessee's use, Lessee may, at its option, terminate this Lease and, in such event, any unearned rent paid in advance shall be returned to Lessee, but nothing herein contained shall prevent Lessee from recovering any damages sustained by Lessee due to such taking.

22.
MORTGAGE SUBORDINATION: This Lease shall be subject and subordinate to the lien of any mortgages hereafter placed on the Premises and Lessor agrees to execute and deliver upon demand, in confirmation of such subordination, such further instruments as shall be required by any mortgages or, proposed mortgagees, provided, that if and when such mortgage or mortgages are placed, the mortgagee shall agree for itself and for every subsequent holder or owner of the mortgage and for any receiver or purchaser of the Premises in the event of foreclosure, Lessee's rights under this Lease (including, without limitation its expansion, extension, termination and setoff rights) and quiet possession of the Premises will not be disturbed on account of said mortgage or by reason of anything done thereunder so long as Lessee pays the rent and keeps the other covenants on its part to be performed. Lessor agrees that in the event a mortgage is placed on the Premises and a collateral assignment is given as security for the loan, Lessee will be furnished with a copy of such collateral assignment.

23.
 NOTICES: All notices to be given hereunder by either party shall be in writing and given by personal delivery to Lessor or to Lessee or shall be sent by certified mail addressed to the party intended to be notified at the post office address set forth herein and notice given as aforesaid shall be a sufficient service thereof, and shall be deemed given as of the date, in the case of certified mail, when given to an employee of the post office. The right is hereby reserved by the parties to change such addresses, due notice of which shall be given by each to the other.

Notice to Lessee:	Vision Technologies, Inc. 700 SE 5th Street, Suite 2 Bentonville, AR 72712 Attn: Lee Thompson

Notice to Lessor:	Dixieland, Incorporated 700 SE 5th Street, Suite 40 Bentonville, AR 72712 Attn: Pete or Bill Norwood

24.
AGENCY DISCLOSURE: Lessor and Lessee hereby acknowledge and agree that both have been represented by Fineberg Real Estate and that commissions shall be due and payable. Lessor shall pay commissions due to this broker.

25.
BINDING AGREEMENT: The covenants and agreements contained in the foregoing Lease are binding upon the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and assigns, and shall be interpreted in accordance with Arkansas law.

26.
INDEMNITY: Each party agrees to save, defend, hold harmless and indemnify the other from and against any and all suits, claims, actions or demands of any nature or kind for which the indemnified party may become liable or suffer by reason of any breach, violation or nonperformance by the indemnifying party of any term, condition, covenant, agreement or proviso hereof or by reason of any injury occasioned to or suffered by any person or persons or any property resulting from any wrongful act, neglect or default on the part of the indemnifying party, or any of its agents, representatives, employees, licensees or invitees, or arising out of the management, ownership or possession of the Premises.

27.
LIMITATION OF LIABILITY: Neither Lessor nor Lessee shall ever be liable to the other party for any indirect, special, or consequential damages by reason of a breach or default of the terms of this Lease or otherwise.

28. MISCELLANEOUS:

(a)   This Lease shall be deemed entered into within and shall be governed by and interpreted in accordance with the laws of the State of Arkansas.

(b)   This Lease shall not be modified except by written agreement signed by or on behalf of Lessor and Lessee.

(c)   This Lease supersedes all prior understandings, representations, negotiations and correspondence between them with respect to the matters described, and shall not be modified or affected by any course of dealing, course of performance or usage of trade.

(d)   If any provision of this Lease is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired.

(e)   This Lease may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

LEASE CONTRACT

IN WITNESS WHEREOF, Lessor and Lessee have signed and sealed this instrument this Ninth day of August 2011, attesting that both parties are in full agreement to the terms and conditions set forth in the preceding contract we do hereby set forth our hand: